Exhibit 10.1
EXECUTION COPY
LICENSE AGREEMENT
     This License Agreement (the “Agreement”) is entered into as of November 30, 2007 (the “Signing Date”), by and between Tvia, Inc. (“Tvia”), a Delaware corporation having a place of business at 4001 Burton Drive, Santa Clara, CA 95054, and MediaTek USA Inc. (“Licensee”), a Delaware corporation having a place of business at 2860 Junction Ave. San Jose, CA 95134.
     Whereas, Tvia has developed certain display processor technology known as the Mars technology which is described in Exhibit A;
     Whereas, Tvia desires to license such Mars technology and documentation to Licensee and Licensee’s Affiliates subject to the terms and the conditions set forth in this Agreement,
     Whereas, Licensee and its Affiliates desire to obtain a license to use the Mars technology for incorporation into their products;
     Wherefore, the parties agree as follows:
1. Definitions.
     Whenever used in this Agreement, the terms set forth in this Section 1 shall have the meanings ascribed to them below.
     1.1 “Licensed Technology” means Tvia’s Mars technology described in Exhibit A to this Agreement.
     1.2 “Affiliates” means any owner or subsidiary of Licensee or any person or entity, domestic or abroad, directly or indirectly controlling, controlled by, or under common control with Licensee or Licensee’s owner. For purposes of this agreement, “control” means the ownership of more than 50% of the voting stock of such entity or the ability to control the day-to-day operations and business of such entity.
     1.3 “Business Day” means a day, other than Saturday, Sunday, or other day on which commercial banks in San Francisco, California are authorized or required by applicable law to close.
     1.4 “Corporate Documents” means copies of resolutions duly adopted by the Board of Directors of Tvia approving this Agreement and the transactions contemplated thereby, in form and substance reasonably satisfactory to Licensee, and, as determined by Tvia as of the Signing Date, of any other necessary corporate action or approvals in connection with the entry and performance by Tvia of this Agreement.
     1.5 “Escrow Agent” means U.S. Bank National Association.

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     1.6 “Escrow Agent Agreement” means the escrow agreement to be executed by and among the Escrow Agent, Licensee, and Tvia in the form to be agreed among the Escrow Agent, Licensee, and Tvia.
     1.7 “Escrow Release Date” means the date six (6) months immediately following the Effective Date.
     1.8 “Indemnitee” means Licensee, Licensee’s current and future Affiliates, and their respective successors and assigns.
     1.9 “In-House Counsel Opinion” means an opinion of the In-house Legal Counsel of Tvia dated on or after the date hereof and addressed to Licensee, in substantially the form of Exhibit D attached hereto, to the effect that Tvia has the necessary corporate power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and approvals.
     1.10 “Products” means all products offered by Licensee or its Affiliates now or hereafter existing.
     1.11 “Territory” means the world.
     1.12 “Third Party” means any person or entity other than Tvia and its Affiliates.
     1.13 “Effective Date” means the earliest date at which all of the following shall have occurred:
          (i) Delivery to Licensee by Tvia of final and/or executed versions of (a) the Corporate Documents and (b) the In-House Counsel Opinion; and
          (ii) The closing of the transactions contemplated by that certain Assets Transfer Agreement by and between MediaTek Inc. China, a company established under the laws of the People’s Republic of China, and Tvia, Inc. China, a company established under the laws of the People’s Republic of China, dated contemporaneously herewith.
2. License Grants; Ownership.
     2.1 License Grant. Subject to the terms and conditions of this Agreement, as of the Effective Date, Tvia hereby grants to Licensee and its Affiliates an irrevocable, non-exclusive, perpetual license to make, have made, use, have used, import, offer to sell and sell (through multiple layers of distribution) Products which incorporate the Licensed Technology in the Territory (“License”). Licensee and its Affiliates shall have the right to reproduce, modify, and make derivative works of the Licensed Technology for incorporation into its Products. Prior to the Effective Date, Tvia grants to Licensee and its Affiliates a non-exclusive, non-transferable, royalty-free, perpetual license to make, have made, use, and have Products which incorporate the Licensed Technology solely for Licensee to evaluate the Licensed Technology (“Interim License”). As of the Effective Date, the Interim License will terminate and be replaced by the License.

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     2.2 License Restrictions. Licensee acknowledges that any usage of the Licensed Technology not within the scope of the licenses granted in Section 2.1 is prohibited. Licensee specifically agrees that it will not, and will ensure that its Affiliates do not, market or sell the Licensed Technology as a stand alone product.
     2.3 Delivery. Tvia will deliver copies of the Licensed Technology in appropriate electronic formats, including without limitation, copies of any software in executable and source code form, schematics, drawings, sketches, diagrams, figures, instructions, specifications and related documentation to Licensee within five (5) Business Days after the Signing Date.
     2.4 Ownership of the Licensed Technology. Notwithstanding any other provision of this Agreement, Tvia retains all ownership, right, title and interest in and to the Licensed Technology and all associated intellectual property rights therein. Licensee acknowledges that the Licensed Technology is and shall remain the property of Tvia. This ownership provision does not apply to any new developments, in any form, added to the Licensed Technology, created by Licensee or Licensee’s Affiliates, that are separable from the Licensed Technology.
     2.5 Modifications/Improvements by Licensee. Notwithstanding any other provision of this Agreement, all right, title and interest in and to any new developments, in any form, added to the Licensed Technology, as intellectual property separate from and exclusive of the Licensed Technology, created by Licensee or Licensee’s Affiliates on or after the Signing Date, and all related intellectual property rights, shall be owned by Licensee.
3. Payments And Taxes.
     3.1 License Fees. Within five (5) Business Days of the Effective Date, Licensee shall pay Tvia a royalty license fee of six million, seven hundred thousand U.S. dollars (U.S. $6,700,000), less the Escrow Fund which will be deposited with the Escrow Agent pursuant to Section 3.3.
     3.2 Payment. All payments shall be made in U.S. dollars by wire as specified by Tvia and reasonably acceptable to Licensee.
     3.3 Escrow Deposit. Within five (5) Business Days of the Effective Date, Licensee shall deliver to the Escrow Agent an amount in cash, denominated in U.S. dollars, equal to $1,000,000 (the “Escrow Fund”) to be held pursuant to the provisions of the Escrow Agent Agreement.
     3.4 Taxes. Each party shall be responsible for all taxes imposed on such party by operation of law.
4. Warranties.
     4.1 Licensee represents and warrants that: (1) Licensee has the authority to enter into this Agreement, (2) Licensee has the financial ability and resources to make the payments to Tvia as required under this Agreement, and (3) Affiliates will pay the balance of any amounts due to Tvia should Licensee fail to make payment in accordance with the terms of this Agreement.

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     4.2 Tvia represents and warrants that (1) Tvia is the owner of the Licensed Technology and that Tvia has the authority to grant the licenses granted hereunder, free and clear of all liens, claims and encumbrances, (2) there is no claim or proceeding pending or threatened with respect to the Licensed Technology, (3) the exercise of the rights granted under Section 2 do not infringe or violate the intellectual property rights of any third party.
     4.3 EXCEPT AS SET FORTH IN SECTION 4.2, THE LICENSED TECHNOLOGY AND DOCUMENTATION ARE PROVIDED “AS IS” AND WITHOUT WARRANTY. EXCEPT AS SET FORTH IN SECTION 4.2, TVIA EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES RELATING TO THE LICENSED TECHNOLOGY AND DOCUMENTATION, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING IN LAW, CUSTOM, CONDUCT, OR OTHERWISE. EXCEPT AS SET FORTH IN SECTION 4.2, NO PERSON IS AUTHORIZED TO MAKE ANY WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE LICENSED TECHNOLOGY.
5. Limitation Of Liability.
     5.1 LICENSEE SHALL NOT BE LIABLE TO TVIA, TVIA’S AFFILIATES, OR ANY OTHER PARTY CLAIMING THROUGH OR UNDER TVIA, FOR ANY LOST PROFITS, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING STRICT LIABILITY), BASED ON A WARRANTY, OR OTHERWISE ARISING OUT OF OR CONNECTED WITH THIS AGREEMENT, EVEN IF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
     5.2 EXCEPT FOR THE INDEMNIFICATION PROVISIONS SET FORTH IN SECTION 8.1, TVIA SHALL NOT BE LIABLE TO LICENSEE, LICENSEE’S AFFILIATES OR ANY OTHER PARTY CLAIMING THROUGH OR UNDER LICENSEE, FOR ANY LOST PROFITS, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING STRICT LIABILITY), BASED ON A WARRANTY, OR OTHERWISE ARISING OUT OF OR CONNECTED WITH THIS AGREEMENT, EVEN IF TVIA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
6. Term And Termination.
     6.1 Term. This Agreement shall become effective on the Signing Date and continue in effect until terminated according to its terms.
     6.2 Termination. Each party shall be entitled to terminate this Agreement upon written notice to the other party if the other party materially breaches any obligation hereunder, which breach continues or remains uncured for a period of thirty (30) days after receipt of written notice from the non-defaulting party, unless such breach cannot by its nature be cured, in which event the defaulting party shall be deemed in default hereof upon the occurrence of such breach.

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     6.3 Survival. The provisions of Sections 1, 2, 4, 5, 6.3, 7, 8, and 9 shall survive any expiration or termination of this Agreement.
7. Employees
     Notwithstanding anything in the Confidentiality and Non-solicitation Agreement between Tvia and Licensee dated October 8, 2007 to the contrary, Tvia hereby expressly grants to Licensee or its Affiliates the right to offer to hire and to hire and to enter into employment contracts with those employees of Tvia who are specified in Exhibit B subject to the valid and lawful consent of each such employee to employment with Licensee or its Affiliates. Licensee shall have no obligation with respect to liabilities related to Tvia’s employment of such persons prior to the Signing Date (or the termination of employment with Tvia), including, without limitation, any obligations for accrued but unpaid wages, accrued vacation pay, severance, and other benefits.
8. Indemnification Procedures
     8.1 Indemnity. Notwithstanding anything to the contrary in this Agreement or elsewhere, Tvia shall indemnify and hold Licensee and its Affiliates harmless from and against any and all liabilities, losses, damages, costs, fees and expenses, including reasonable attorneys’ fees, (the “Damages”) arising out of or related to (i) any breaches of any representation or warranty set forth in Section 4.2 (“Breaches”) or (ii) any claims (“IP Claims” and, together with any Breaches, the “Claims”) brought against Licensee or its Affiliates that the manufacture, use or sale of Products infringes or misappropriates any intellectual property rights of any third party resulting from the use of the Licensed Technology by Licensee or its Affiliates; provided, however, that with respect to Tvia’s indemnification obligations pursuant to this section, (i) Tvia shall not be liable unless the aggregate amount of the Damages with respect to all Claims exceeds USD $500,000, in which event, Tvia shall be liable for the first dollar thereof, and (ii) Tvia’s maximum liability shall not exceed USD $1,000,000. Notwithstanding the foregoing, Tvia shall not be obligated to indemnify Licensee to the extent that an infringement is based upon use of the Licensed Technology in combination with other products not supplied or recommended by Tvia or specified by Tvia as being compatible with the Licensed Technology, if such infringement or misappropriation would not have occurred but for such combined use.
     8.2 Escrow Fund. The Escrow Fund shall be available to hold harmless and indemnify each of the Indemnitees from and against, and to compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject, in connection with a Claim. The aggregate recovery of Indemnitees for Damages in connection with Claims shall be limited only by the provisions set forth in Section 8.1, and not by the Escrow Fund.
     8.3 If at any time prior to the Escrow Release Date, Licensee or its Affiliate determines in good faith that any Indemnitee has a Claim, Licensee or its Affiliate may deliver to the Escrow Agent a notice (“Claim Notice”):
          (a) stating that the Indemnitee has a claim for indemnification pursuant to Section 8.1;

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          (b) to the extent possible, contain a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and
          (c) specifying in reasonable detail (based upon the information then possessed by Licensee) the material facts known to the Indemnitee giving rise to such Claim.
     8.4 At the time of delivery of any Claim Notice to the Escrow Agent, Licensee or its Affiliate shall deliver to Tvia a duplicate copy of such Claim Notice. No delay in providing such Claim Notice to Tvia (so long as it is delivered prior to the Escrow Release Date) shall affect an Indemnitee’s rights hereunder.
     8.5 If Tvia in good faith objects to any claim made by Licensee in any Claim Notice, then Tvia shall deliver a written notice (a “Claim Dispute Notice”) to Licensee during the 30-day period commencing upon receipt by Tvia of the Claim Notice. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Licensee or its Affiliate in the Claim Notice. If Tvia does not deliver a Claim Dispute Notice to Licensee or its Affiliate prior to the expiration of such 30-day period, then Licensee or its Affiliate may direct the Escrow Agent to deliver cash from the Escrow Fund to Licensee or its Affiliate in accordance with this Section 8.
     8.6 If Tvia delivers a Claim Dispute Notice, then Licensee or its Affiliate and Tvia shall attempt in good faith to resolve any objections raised by Tvia in such Claim Dispute Notice. If Licensee or its Affiliate and Tvia agree to a resolution of such objection, a memorandum setting forth such agreement shall be prepared and signed by both parties and promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the Escrow Fund in accordance with the terms of such memorandum.
     8.7 If no such resolution can be reached during the 30-day period following Licensee or its Affiliate’s receipt of a given Claim Dispute Notice, then upon the expiration of such 30-day period, either Licensee or its Affiliate or Tvia may bring suit to resolve the objection in accordance with Section 9.10. The decision of the trial court as to the validity and amount of any claim in such Claim Notice shall be nonappealable, binding and conclusive upon the Licensee, Tvia, and their respective Affiliates, and Licensee or its Affiliate and Tvia shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
     8.8 Release of Escrow Fund. On or prior to the Escrow Release Date, Licensee or its Affiliate shall deliver written authorization instructing the Escrow Agent to pay to Tvia any remaining Escrow Fund, less (i) amounts subject to any outstanding Claim by Indemnitees and (ii) required payments pursuant to this Section 8. Following the Escrow Release Date, the indemnification obligations of Tvia set forth in Section 8.1 shall remain in full force and effect.
9. General

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     9.1 Bankruptcy. In the event Tvia voluntarily or involuntarily becomes subject to the protection of the United States Bankruptcy Code 11 U.S.C. (the “Bankruptcy Code”), it is agreed that Licensee shall be entitled to all of the benefits of the Bankruptcy Code including the protections of Section 365(b) and the amendments to the Bankruptcy Code affected by the October 18, 1988 Intellectual Property Bankruptcy Protection Act. All rights and licenses, other than with respect to trademarks, granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. If Tvia or the trustee in bankruptcy rejects this Agreement under Section 365 of the Bankruptcy Code, Licensee may elect: (a) to treat the Agreement as terminated; or (b) retain Licensee’s rights under the Agreement, specifically including the right to exercise its rights granted herein to the Licensed Technology. Failure by Licensee to assert its right to “retain its benefits” to the Licensed Technology, pursuant to Section 365(n)(1)(B) of the Bankruptcy Code, under an executory contract rejected by the trustee in bankruptcy shall not be construed by the courts as a termination of the transaction by Licensee under Section 365(n)(1)(A) of the Bankruptcy Code.
     9.2 Confidentiality. Each party will treat as confidential all information that is disclosed to it by the other party in connection with this Agreement that is conveyed (a) in written, graphic, machine readable or other tangible form and conspicuously marked “confidential” or in some other manner to indicate its confidential nature; or (b) orally, (c) by drawings or plans; or (d) by inspection of products, materials, parts or equipment (collectively, “Confidential Information”). In all cases Confidential Information will be identified at the time of disclosure as “confidential” and designated as confidential in a written notification or confirmation promptly after the disclosure; provided, however, that Licensee agrees that the Licensed Technology is Confidential Information regardless of whether or not such Licensed Technology is marked “confidential.” Confidential Information includes all information relating to the Licensed Technology disclosed by any former employee of Tvia or Tvia’s Affiliates in the course of their employment with Licensee or Licensee’s Affiliates. Confidential Information includes the terms and the existence of this Agreement. The receiving party will not use the disclosing party’s Confidential Information for any purpose other than as set forth in this Agreement. Each party will disclose Confidential Information only to those employees, Affiliates, business partners, and employees of Affiliates who have a need to know such Confidential Information and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement. Notwithstanding any of the foregoing, the party to whom Confidential Information was disclosed shall not be in violation of this Section 9.2 with regard to a disclosure that was in response to a valid order by a court or other governmental body, provided that the receiving party provides the disclosing party with prior written notice of such disclosure in order to permit the disclosing party to seek confidential treatment of such information. All Confidential Information will remain the sole property of the disclosing party and the receiving party will use the same degree of care to avoid disclosure or use of the Confidential Information as it uses in respect of its own information of like importance but in no case less than a reasonable degree of care. Notwithstanding the above, information will not be deemed Confidential Information if it (i) is or becomes generally known to the public through no unlawful act of the receiving party; (ii) was

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known to the receiving party at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information of the disclosing party; or (v) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement and otherwise not in violation of the disclosing party’s rights. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by Tvia, Licensee or their Affiliates without the prior written consent of the other party. Notwithstanding anything herein to the contrary, this Section 9.2 shall not be construed to prohibit any party from making any disclosures which it is required to make under any applicable law (including securities laws) and any rules and regulations of applicable national securities exchange. Tvia and Licensee shall each furnish to the other party advance copies (the “Advance Copies”) of any press release or public disclosure (or applicable portions thereof) which it proposes to make public concerning this Agreement and the transactions contemplated hereby (including any disclosure referred to in the preceding sentence) and the date upon which the party proposes to make such press release or public disclosure (the “Proposed Date”) and such Advance Copies shall be furnished sufficiently in advance of the Proposed Date to allow the other party to provide comments and input with respect to such Advance Copies.
     9.3 Relationship. It is agreed and understood that Licensee is not the agent, representative or partner of Tvia and has no authority or power to bind or contract in the name of or to create any liability against Tvia in any way or for any purpose. It is understood that Licensee is an independent contractor. Tvia expressly reserves the right to enter other similar agreements with other parties on the same or on different terms.
     9.4 Assignment. This Agreement may not be assigned by Tvia or Licensee, whether voluntarily or involuntarily or by operation of law, in whole or in part, to any party without the prior written consent of the other party, which consent may be granted or refused at the other party’s sole discretion. Without limitation of the foregoing, as used in this Agreement, the following shall be deemed an assignment: (i) the sale of substantially all of the assets of Tvia, (ii) a change in control of Tvia, (iii) a dissolution, merger, consolidation, or other reorganization of or affecting Tvia; provided, however, with respect to the deemed assignment described in clauses (i), (ii), and (iii), Licensee’s written consent shall not be unreasonably withheld. Any assignment in violation of this Section 9.4 shall be null and void from the beginning, and shall be deemed a material breach of this Agreement.
     9.5 Waiver. Failure or neglect by either party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such party’s rights to take subsequent action.
     9.6 Compliance with Laws. The parties will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency. The parties will not take any action in violation of any applicable law, rule, ordinance or regulation that could reasonably be expected to result in liability being imposed on the other party.
     9.7 Notices. All notices shall be sent by e-mail to the e-mail address of david.ku@mediatek.com and jamie.leigh@lw.com in the case of Licensee and eporat@tvia.com

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and jstamp@tvia.com in the case of Tvia, and shall also be given in writing, and shall be deemed to have been duly given when delivered by hand, posted by registered first class mail (airmail if international) or sent via recognized overnight couriers (e.g., Federal Express) or sent by fax to the party to which such notice is required to be given at the business address and/or fax number stated in this agreement or to such other address or fax number as such party may have specified to the other in writing. Notices shall be deemed received on the earlier of the following: (i) notices delivered by hand or sent by fax shall be deemed received the first Business Day following such delivery or sending; and (ii) notices which have been posted or sent via overnight courier shall be deemed received on the second Business Day following posting (third if international).
     9.8 Severability. In the event that any clause, sub-clause or other provision contained in this Agreement shall be determined by any competent authority to be invalid, unlawful or unenforceable to any extent, such clause, sub-clause or other provision shall to that extent be severed from the remaining clauses and provisions, or the remaining part of the clause in question, which shall continue to be valid and enforceable to the fullest extent permitted by law.
     9.9 Headings; Construction. The headings to the clauses, sub-clause and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.”
     9.10 Governing Law and Mediation. The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California regardless of conflict of law provisions. The parties expressly disclaim and opt out of the United Nations Convention on the International Sale of Goods. The parties will first attempt to settle amicably any claim, dispute, controversy, or differences arising out of or in relation to or in connection with this Agreement or for breach thereof through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually-acceptable mediator to be chosen by the parties within 45 days after written notice by either party demanding mediation. No party may unreasonably withhold consent to the selection of a mediation, and the parties will share the mediation costs. If mediation does not provide a solution to parties’ dispute, then the parties irrevocably consent to the jurisdiction of the state and federal courts having jurisdiction over disputes arising in Santa Clara County, California. The parties agree to accept service of process by virtue of the notice provision set forth in Section 9.7; provided, however, that the parties do not agree to accept service of process by e-mail, fax, or by any method not otherwise permitted by law.

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     9.11 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.
     9.12 Entire Agreement. This Agreement supersedes any arrangements, understandings, promises or agreements made or existing between the parties hereto prior to or simultaneously with this Agreement and constitutes the entire understanding between the parties hereto. Except as otherwise provided herein, no addition, amendment to or modification of this Agreement shall be effective unless it is in writing and signed by and on behalf of both parties. It is acknowledged that the terms of this Agreement have been negotiated between the parties.
     In Witness Whereof, this Agreement is hereby executed by a duly authorized representative of each party.

MediaTek USA Inc.		Tvia, Inc.

By:	/s/ Kou-Hung Loh	By:	/s/ Eli Porat

Print:	Kou-Hung Loh	Print:	Eli Porat

Title	President	Title:	Chief Executive Officer

Date:	November 30, 2007	Date:	November 30, 2007

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